Exhibit 5.1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

FILE NO: 029387.0000041

July 16, 2019

Olin Corporation

1900 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Olin Corporation

Public Offering of 5.625% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as special Virginia counsel to Olin Corporation, a Virginia corporation (the “Company”), in connection with the Company’s offering and sale of $750,000,000 aggregate principal amount of its 5.625% Senior Notes due 2029 (the “Notes”) pursuant to the Underwriting Agreement, dated as of July 11, 2019 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and the other several underwriters named in Schedule I thereto.

The Notes are being offered and sold as described in the prospectus, dated March 6, 2017 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-216461) (the “Registration Statement”) filed by the Company on March 6, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto, dated July 11, 2019 (together with the Base Prospectus, the “Prospectus”). The Notes were issued pursuant to the terms of an Indenture, dated as of August 19, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Original Trustee”), as supplemented and amended by the Sixth Supplemental Indenture, dated as of July 16, 2019 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank, National Association, as successor trustee to the Original Trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RALEIGH/DURHAM    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Olin Corporation

July 16, 2019

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including: (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof; (ii) the Company’s Amended and Restated Bylaws, as amended to the date hereof; (iii) resolutions of the Company’s Board of Directors, adopted on July 9, 2019; (iv) resolutions of the Pricing Committee of the Company, adopted on July 11, 2019; (v) the Registration Statement; (vi) the Prospectus; (vii) an executed copy of the Base Indenture; (viii) an executed copy of the Sixth Supplemental Indenture; (ix) an executed copy of the global note representing the Notes; (x) an executed copy of the Underwriting Agreement; and (xi) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on July 16, 2019 to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof; (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company; (iv) the legal capacity of natural persons; (v) the genuineness of all signatures and the completion of all deliveries not witnessed by us; and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery, as applicable, by the Company of the documents set forth in paragraphs 2 and 3 below).

As to factual matters, we have relied upon (i) the documents furnished to us by the Company and the representations therein, (ii) statements and representations of officers and representatives of the Company, (iii) the corporate records provided to us by such officers or representatives and (iv) certificates and other documents obtained from public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.    The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

Olin Corporation

July 16, 2019

2.    The Notes have been duly authorized, executed and delivered by the Company.

3.    The Indenture has been duly authorized, executed and delivered by the Company.

The opinion set forth in paragraph 1 above as to the valid existence of the Company is based solely upon our review of the Good Standing Certificate.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and the Prospectus and (c) the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Cravath, Swaine & Moore LLP, as special counsel to the Company, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Notes.

This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Very truly yours,

/s/ Hunton Andrews Kurth LLP